As filed with the Securities and Exchange Commission on May 12, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ENTERGY ARKANSAS, INC. (Exact name of registrant as specified in its charter)
Arkansas (State or other jurisdiction of incorporation or organization)	71-0005900 (I.R.S. Employer Identification No.)
425 West Capitol Avenue Little Rock, Arkansas 72201 (501) 377-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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EDNA M. CHISM, ESQ.	THEODORE H. BUNTING, JR.	JOHN T. HOOD, ESQ.
Assistant General Counsel -	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer
Entergy Services, Inc.	Entergy Arkansas, Inc.	Morgan, Lewis & Bockius LLP
639 Loyola Avenue	639 Loyola Avenue	101 Park Avenue
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	New York, New York 10178
(504) 576-4548	(504) 576-2517	(212) 309-6281

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer[ ]                                                                                                                         Accelerated filer[ ]

Non-accelerated filer[X] (Do not check if a smaller reporting company)                                        Smaller reporting company[ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price*	Amount of registration fee*
First Mortgage Bonds	$300,000,000	$0(1)

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(1) Prior to the filing of this registration statement, $200,000,000 aggregate principal amount of securities remained registered and unsold pursuant to Registration Statement No. 333-132653, which was initially filed by Entergy Arkansas, Inc. on March 23, 2006. The registration fee of $21,400 associated with such unsold securities has been offset against the registration fee of $16,740 associated with the securities to be registered and such unsold securities are hereby deregistered.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these first mortgage bonds until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these first mortgage bonds and it is not solicating an offer to buy these first mortgage bonds in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion
Dated , 2009

$300,000,000

FIRST MORTGAGE BONDS

ENTERGY ARKANSAS, INC.
425 West Capitol Avenue
Little Rock, Arkansas 72201
(501) 377-4000

We -

    may periodically offer our first mortgage bonds in one or more series; and
    will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds -

    will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property; and
    will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You -

    will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplement for that series. We will provide the specific information for those offerings and the specific terms of these first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

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Investing in the first mortgage bonds offered by this prospectus involves risks. See "Risk Factors" on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is , 2009.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered by this prospectus (the "New Bonds"), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading "Risk Factors" as well as the factors listed under the heading "Forward-Looking Information," in each case, contained in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which are each incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. Under this shelf process, we may sell the New Bonds described in this prospectus in one or more offerings up to a total dollar amount of $300 million. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with the additional information referenced under the heading "Where You Can Find More Information" in making your investment decision.

ENTERGY ARKANSAS, INC.

We are a corporation organized under the laws of the State of Arkansas. Our principal executive offices are located at 425 West Capitol Avenue, Little Rock, Arkansas 72201. Our telephone number is 1-501-377-4000. We are an electric public utility company providing service to approximately 688,000 customers in the State of Arkansas. We also provide retail electric service to a small number of customers in Tennessee.

We are owned by Entergy Corporation. The other major public utilities owned, directly or indirectly, by Entergy Corporation are Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station ("Grand Gulf"), and Entergy Operations, Inc., a nuclear management services company.

Capacity and energy from Grand Gulf are allocated among Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs is 36%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Arkansas Public Service Commission and the Tennessee Regulatory Authority, which regulate our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

Together with Entergy Louisiana Properties, LLC, Entergy Mississippi, Inc., and Entergy New Orleans, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company which implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC, under the Securities Act of 1933 (the "Securities Act"). This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and therefore, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC's public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are completed or terminated:

1. our annual report on Form 10-K for the year ended December 31, 2008 (the "Annual Report on Form 10-K"); and
2. our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http:// www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Arkansas, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-6755

You may also direct your requests via e-mail to dabuso@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the New Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any accompanying prospectus supplement are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
March 31,	December 31,
2009	2008	2007	2006	2005	2004
2.37	2.33	3.19	3.37	3.75	3.37

"Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

The net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

General

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, successor corporate trustee, Stanley Burg, successor co-trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, National Association, successor co-trustee, and together referred to in this prospectus as "trustees." This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "mortgage." All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as "bonds."

The statements in this prospectus and any accompanying prospectus supplement concerning the New Bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading "Description of the New Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

    the designation, or name, of the series of New Bonds;
    the aggregate principal amount of the series;
    the offering price of the series;
    the date on which the series will mature;
    the rate or method for determining the rate at which the series will bear interest;
    the date from which interest on the series accrues;
    the dates on which interest on the series will be payable;
    the prices and the other terms and conditions, if any, upon which we may redeem the series prior to maturity;
    the applicability of the dividend covenant described below to the series;
    the terms of an insurance policy, if any, that will be provided for the payment of the principal of and/or interest on the series;
    the rights, if any, of a holder to elect repayment; and
    any other terms of the series not inconsistent with the provisions of the mortgage.

As of March 31, 2009, we had approximately $1,200 million principal amount of bonds outstanding.

Sinking or Improvement Fund

The mortgage provides that each series of bonds may be subject to annual sinking or improvement fund payments. This amount is stated as 1% per year of the greatest amount for each of these series outstanding prior to the beginning of the year, less certain retired bonds. Any series of New Bonds that we issue under this prospectus will not be entitled to these sinking or improvement fund requirements.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the corporate trustee in the Borough of Manhattan, City and State of New York. See "-Book-Entry Only Securities" for additional information relating to payment on the New Bonds.

Redemption and Retirement

General

The prospectus supplement for a particular series of New Bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

Special Retirement Provisions

If, during any 12-month period, we dispose of mortgaged property by order of or to any governmental authority, resulting in the receipt of $10,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding bonds. If this occurs, we may redeem the outstanding bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those bonds. If New Bonds of any series offered by this prospectus are redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

We have reserved the right to amend the mortgage without any consent or other action of the holders of any series of bonds created after February 29, 1996, to provide that the specific retirement provisions can be modified by a majority of the holders of bonds, considered as one class or if all the holders of bonds are not affected by the change, then by a majority of each series affected, considered as one class.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See "-Book-Entry Only Securities." The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts.

Security

The New Bonds, together with all other bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. In the opinion of our counsel, the mortgage constitutes a first mortgage lien on substantially all of our property subject to bankruptcy law and:

  leases of minor portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

  leases of certain of our property that we do not use in our business; and

  excepted encumbrances.

The mortgage does not create a lien on the following "excepted property":

  cash and securities;

  certain equipment, materials and supplies;

  automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;

  receivables, contracts, leases and operating agreements; and

  certain unimproved lands sold or to be sold.

The mortgage contains provisions that impose the lien of the mortgage on property that we acquire after the date of the mortgage, other than the excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or sell substantially all of our mortgaged property to, a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the property it acquires from us and improvements, replacements and additions to that property.

The mortgage also provides that the trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the New Bonds.

The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property ("qualified lien bonds").

Issuance of Additional Bonds

The maximum principal amount of bonds that may be issued under the mortgage is unlimited. Bonds of any series may be issued from time to time on the following bases:

  60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

  retirements of bonds or qualified lien bonds; or

  deposit of cash with the trustees.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after June 30, 1944. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.

As of March 31, 2009, we could have issued approximately $548 million principal amount of additional bonds on the basis of property additions and approximately $695 million principal amount of bonds on the basis of retired bonds.

When bonds are issued on the basis of property additions as described in clause (1) above, cash as described in clause (3) above or, with certain exceptions, retired bonds as described in clause (2) above, the issuance must meet an "earnings" test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 15 months must be at least twice the annual interest requirements on all bonds outstanding at the time, plus the bonds to be issued, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated with a deduction of $5,800,000 plus 2% of net additions to mortgaged property in lieu of actual retirements of mortgaged property.

We have reserved the right to amend the mortgage without the consent or other action of the holders of any of the bonds created after February 29, 1996, and the provisions discussed in the foregoing paragraphs describing the issuance of bonds on the basis of property additions as follows:

  to permit the issuance of bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements; and

  to modify the net earnings test

    to provide that the period over which we will calculate net earnings will be 12 consecutive months of the preceding 18 months;

    to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction; and

    to provide for no deduction for non-recurring charges.

We have also reserved the right to amend the mortgage without any consent or other action of the holders of any of the bonds created after June 30, 1978 to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions. Since all of the bonds issued on or prior to June 30, 1978 have matured or have been redeemed and are no longer outstanding under the mortgage, we may exercise this right to amend the mortgage at any time.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional bonds described above, there are no provisions of the mortgage that grant the holders of the bonds protection in the event of a highly leveraged transaction involving us.

Release and Substitution of Property

We may release property from the lien of the mortgage, without applying an earnings test, on the following bases:

  the deposit of cash or, to a limited extent, purchase money mortgages;

  property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

  a waiver of the right to issue bonds on the basis of retired bonds.

We can withdraw cash upon the bases stated in clause (2) and/or (3) above without applying an earnings test.

The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

We have reserved the right to amend the mortgage without the consent or other action of the holders of any of the bonds created after February 29, 1996 to permit release or substitution of property from the lien of the mortgage on the following bases:

  mortgaged property may be released in an amount equal to the principal amount of all the retired bonds we elected to use for the release times the bonding ratio in effect at the time the bonds were issued;

  unfunded property may be released so long as we have at least one dollar in unfunded property additions;

  existing limitations on the amount of obligations secured by purchase money mortgages upon property released will be eliminated such that the property can be released;

  transfer of all or substantially all of the property subject to the mortgage by us is permitted provided the successor corporation assumes all our obligations under the mortgage and we are released from the mortgage; and

  "Funded Property" shall mean property specified by us with a fair value determined by an independent expert not less than 10/8ths of the sum of the amount of the outstanding bonds and retired bonds.

Dividend Covenant

The terms of certain outstanding series of bonds include our covenant to restrict our payment of cash dividends on our common stock in certain circumstances.  Any dividend covenant applicable to a series of New Bonds will be described in the prospectus supplement relating to that series of New Bonds.  There is no assurance that the terms of future dividend covenants, if any, will be the same as those applicable to our outstanding bonds.

Modification

Your rights as a bondholder may be modified with the consent of the holders of 66 2/3% of the outstanding bonds, and, if less than all series of bonds are affected, the consent also of holders of 66 2/3% of the outstanding bonds of each series affected. In general, no modification of the terms:

  of payment of principal or interest;

  of obligations for special retirement due to the order of a governmental authority;

  affecting the lien of the mortgage; or

  reducing the percentage required for modification,

is effective against any bondholder without that bondholder's consent.

We have reserved the right to amend the mortgage without the consent or action of any of the holders of bonds created after February 29, 1996:

  to reduce the percentage vote required to modify certain rights of the holders of the bonds to a majority of the holders of all outstanding bonds, considered as one class;

  to provide that if a proposed change affects less than all series of outstanding bonds, then only the consent of a majority of the bonds of each series affected, considered as one class, is required to make this change; and

  to permit us to amend the mortgage without the consent of the holders of bonds to make changes which do not adversely affect the interests of the holders in any material respect.

Defaults

Defaults under the mortgage include:

  default in the payment of principal;

  default for 60 days in the payment of interest or installments of funds for the retirement of bonds;

  certain events of bankruptcy, insolvency or reorganization;

  defaults with respect to qualified lien bonds; and

  default in other covenants for 90 days after notice.

The trustees may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of bonds, if they in good faith determine it is in the interests of the holders of the bonds.

The corporate trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless the holders of 25% of the bonds have requested the trustees in writing to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the costs, expenses and liabilities to be incurred thereby; and

  the trustees shall have failed to act.

The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees.

We are required to file an annual certificate with the trustees as to compliance with the provisions of the mortgage and as to the absence of a default with respect to any of the covenants in the mortgage.

Satisfaction and Discharge of Mortgage

The mortgage may be satisfied and discharged if and when we provide for the payment of all of the bonds and all other sums due under the mortgage.

Book-Entry Only Securities

The New Bonds will be issued in book-entry only form and will be represented by one or more registered global securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") (or another depository which may replace DTC as depository for the book-entry New Bonds) and registered in the name of the depository or a nominee of the depository. The following is based solely on information furnished by DTC:

Unless otherwise specified in the applicable prospectus supplement, DTC, New York, NY, will act as securities depository for the New Bonds. The New Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered New Bond certificate will be issued for each issue of the New Bonds, in the aggregate principal amount of such issue, and will be deposited with DTC or its custodian.

DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTC is owned by the users of its regulated subsidiaries. Access to the DTCC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the first mortgage bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the first mortgage bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of first mortgage bonds may wish to ascertain that the nominee holding the first mortgage bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the first mortgage bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to New Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the New Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the New Bonds are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, certificates representing the New Bonds will be printed and delivered to DTC.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

  through one or more underwriters or dealers;

  directly to one or more purchasers;

  through one or more agents; or

  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

  the initial public offering price;

  any underwriting discounts and other items constituting underwriters' compensation;

  the proceeds we receive from that sale; and

  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bond so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Entergy Arkansas, Inc.'s Annual Report on Form 10-K, and the effectiveness of Entergy Arkansas, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, and Friday, Eldredge & Clark, LLP, Little Rock, Arkansas. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Morgan, Lewis & Bockius LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Friday, Eldredge & Clark, LLP, as to matters of Arkansas law relevant to their opinions. Matters pertaining to New York law will be passed upon by Morgan, Lewis & Bockius LLP, our New York counsel. All legal matters pertaining to our organization, franchises, titles to property and the lien of the mortgage will be passed upon only by Friday, Eldredge & Clark, LLP.

The statements in this prospectus as to matters of law and legal conclusions made under "Description of the New Bonds - Security," have been reviewed by Friday, Eldredge & Clark, LLP, and are set forth herein in reliance upon the opinion of said counsel, and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale	Each Additional Sale
Filing Fees-Securities and Exchange Commission:
*Rating Agencies' fees	$193,000	$115,000
*Trustees' fees	10,000	10,000
*Fees of Company's Counsel:
Morgan, Lewis & Bockius LLP	60,000	50,000
Friday, Eldredge & Clark, LLP	25,000	20,000
*Fees of Entergy Services, Inc.	35,000	25,000
*Accounting fees	35,000	35,000
*Printing and engraving costs	25,000	15,000
*Miscellaneous expenses (including Blue-Sky expenses)	20,000	15,000
*Total Expenses	$403,000	$285,000

__________________

*Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Arkansas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and, under our Amended and Restated Articles of Incorporation, as amended, our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. Exhibits.

See the Exhibit Index at the end of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

    any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

    the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

    any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 12, 2009.

ENTERGY ARKANSAS, INC.

By:	/s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Theodore H. Bunting, Jr., Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and any Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugh T. McDonald
Hugh T. McDonald	President and Chief Executive Officer (Principal Executive Officer)	May 12, 2009

/s/ Theodore H. Bunting, Jr.
Theodore H. Bunting, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer and acting Principal Financial Officer)	May 12, 2009

/s/ Leo P. Denault
Leo P. Denault	Director	May 12, 2009

/s/ Mark T. Savoff
Mark T. Savoff	Director	May 12, 2009

Gary J. Taylor
Gary J. Taylor	Director	May 12, 2009

EXHIBIT INDEX

Number	Description of Exhibit
1.01	Form of Underwriting Agreement relating to the New Bonds.
*4.01

Mortgage and Deed of Trust, as amended by sixty-eight Supplemental Indentures (filed, respectively, as the exhibits and in the file numbers indicated: A-1 in 70-961 (Mortgage); A-2 in 70-1554 (First); A-3 in 70-1896 (Second); A-4 in 70-2216 (Third); A-8 in 70-2397 (Fourth); A-6 in 70-2698 (Fifth); A-7 in 70-2910 (Sixth); A-8 in 70-3065 (Seventh); A-9 in 70-3277 (Eighth); D in 70-3346 (Ninth); D in 70-3831 (Tenth); D in 70-3952 (Eleventh); D in 70-4099 (Twelfth); C-1 in 70-4258 (Thirteenth); C in 70-4343 (Fourteenth); C to Rule 24 Certificate in 70-4451 (Fifteenth); A-lb to Rule 24 Certificate in 70-4451 (Sixteenth); C to Rule 24 Certificate in 70-4626 (Seventeenth); C to Rule 24 Certificate in 70-4805 (Eighteenth); C to Rule 24 Certificate in 70-4861 (Nineteenth); C to Rule 24 Certificate in 70-4971 (Twentieth); C to Rule 24 Certificate in 70-5052 (Twenty-first); C-1 to Rule 24 Certificate in 70-5151 (Twenty-second); C-1 to Rule 24 Certificate in 70-5257 (Twenty-third); C to Rule 24 Certificate in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-5404 (Twenty-fifth); C to Rule 24 Certificate in 70-5502 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-5693 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6078 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6174 (Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first); C-1 to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to Rule 24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in 70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-fifth); C-1 to Rule 24 Certificate in 70-6774 (Thirty-sixth); C-1 to Rule 24 Certificate in 70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate in 70-7127 (Thirty-ninth); A-7 to Rule 24 Certificate in 70-7068 (Fortieth); A-8(b) to Rule 24 Certificate in 70-7346 (Forty-first); A-8(c) to Rule 24 Certificate in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter ended September 30, 1990 in 1-10764 (Forty-third); A-2(a) to Rule 24 Certificate in 70-7802 (Forty-fourth); A-2(b) to Rule 24 Certificate in 70-7802 (Forty-fifth); 4(d)(2) in 33-54298 (Forty-sixth); 4(c)-2 to Form 10-K for the fiscal year ended December 31, 1992 in 1-10764 (Forty-seventh); 4(b) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-eighth); and 4(c) to the Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September 30, 1993 (Fiftieth); 4(c) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-first); 4(a) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-second); C-2 to Form U5S for the year ended December 31, 1995 (Fifty-third); C-2(a) to Form U5S for the year ended December 31, 1996 (Fifty-fourth); 4(a) to Form 10-Q for the quarter ended March 31, 2000 in 1-10764 (Fifty-fifth); 4(a) to Form 10-Q for the quarter ended September 30, 2001 in 1-10764 (Fifty-sixth); C-2(a) to Form U5S for the year ended December 31, 2001 (Fifty-seventh); 4(c) to Form 10-K for the fiscal year ended December 31, 2002 in 1-10764 (Fifty-eighth); 4(a) to Form 10-Q for the quarter ended June 30, 2003 in 1-10764 (Fifty-ninth); 4(f) to Form 10-Q for the quarter ended June 30, 2003 in 1-10764 (Sixtieth); 4(h) to Form 10-Q for the quarter ended June 30, 2003 in 1-10764 (Sixty-first); 4(e) to Form 10-Q for the quarter ended September 30, 2004 in 1-10764 (Sixty-second); 4(c)1 to Form 10-K for the year December 31, 2004 in 1-10764 (Sixty-third); C-2(a) to Form U5S for the year ended December 31, 2004 (Sixty-fourth); 4(c) to Form 10-Q for the quarter ended June 30, 2005 in 1-10764 (Sixty-fifth); 4(a) to Form 10-Q for the quarter ended June 30, 2005 in 1-10764 (Sixty-sixth); 4(b) to Form 10-Q for the quarter ended June 30, 2008 in 1-10764 (Sixty-seventh); and 4(c)1 to Form 10-K for the year ended December 31, 2008 in 1-10764 (Sixty-eighth).

4.02	Form of Supplemental Indenture for the New Bonds.
5.01	Opinion of Morgan, Lewis & Bockius LLP.
5.02	Opinion of Friday, Eldredge & Clark, LLP.
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(a) to the Annual Report on Form 10-K of Entergy Arkansas, Inc. for the year ended December 31, 2008 in 1-10764).
*12.02	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(a) to the Quarterly Report on Form 10-Q of Entergy Arkansas, Inc. for the quarter ended March 31, 2009 in 1-10764).
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.01 hereto).
23.03	Consent of Friday, Eldredge & Clark, LLP (included in Exhibit 5.02 hereto).
24.01	Powers of Attorney of certain officers and directors of Entergy Arkansas, Inc. (included on pages S-1 and S-2 hereof).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas, Corporate Trustee under the Mortgage and Deed of Trust.
25.02	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, National Association, Co-Trustee under the Mortgage and Deed of Trust.
25.03	Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939 of Stanley Burg, Co-Trustee under the Mortgage and Deed of Trust.

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*Incorporated by reference herein.